The Proformance

Insurance Company

FOR IMMEDIATE RELEASE

Proformance Insurance and New Jersey State Police Reveal Conspiracy
By Cape May County Resident to Commit Auto Insurance Fraud

Freehold, NJ – December 8, 2005—In a joint investigation with the New Jersey State Police, the Proformance Insurance Company, a provider of specialized property-casualty insurance products in New Jersey, revealed that one of its auto policyholders had disposed of an allegedly stolen vehicle for the purpose of committing insurance fraud.

On February 4, 2005, Giacomo Biondo, 49, of Cape May Court House, N.J., filed a report with the Atlantic City Police Department , claiming that his 2003 Chevrolet Trailblazer sport utility vehicle had been stolen from a parking lot outside an Atlantic City bar at approximately 11:30 p.m. He subsequently filed an insurance claim with Proformance for the loss of the vehicle, valued at $21,000.

Proformance’s Special Investigations Unit, in conjunction with the New Jersey State Police, later discovered that the vehicle had been found burning in Brooklyn, N.Y. on February 2, 2005, two days prior to the date Biondo claimed it was stolen. During questioning Biondo admitted to soliciting the help of an anonymous acquaintance to dispose of the vehicle in order to defraud his auto insurer.

“Proformance has absolutely no tolerance for fraud and aggressively investigates every claim it suspects to be fraudulent,” said Cynthia L. Codella, Executive Vice President and Secretary of National Atlantic Holdings Corporation (Nasdaq: NAHC) and its subsidiary, Proformance. “We are relentless when in comes to protecting the interests of our policyholders from this type of blatant deception,” she said.

The investigation revealed that Biondo had been involved in an auto accident while driving his Chevrolet Trailblazer several days prior to filing his false claim. He also admitted to being intoxicated at the time of the accident.

Giacomo Biondo was arrested by the New Jersey State Police on July 6, 2005 and charged with Criminal Attempt (Theft by Deception). On November 22, 2005, an Atlantic County Superior Court grand jury indicted Biondo on charges of Criminal Attempt, Conspiracy and False Swearing. A press release issued by the New Jersey Department of Law & Public Safety on December 2, 2005 stated that Biondo faces a civil insurance fraud penalty of $5000 and that the criminal case is pending further action by the Atlantic County Prosecutor’s Office.

About National Atlantic and Proformance

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.

For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

For more information, please visit our web site at www.national-atlantic.com.

Contact:

The Proformance Insurance Company
Cynthia L. Codella, 732-665-1130
investorrelations@national-atlantic.com